Exhibit 10.11



                                                               December 31, 2005



Mr. Robert J. Khoury
c/o BE Aerospace, Inc.
1400 Corporate Way
Wellington, FL 33414

                              Consulting Agreement
                              --------------------

Dear Mr. Khoury:

              This letter agreement (the "Agreement") confirms the agreement between BE Aerospace, Inc. (the "Company") and you to engage in a consulting arrangement and sets forth the agreement between the Company and you regarding the terms of such consulting arrangement.

              1. Term. The term of your services pursuant to this Consulting Agreement shall commence on January 1, 2006 (the "Effective Date") and terminate on the sixth anniversary of the Effective Date (the "Consulting Period").

              2. Consulting Services.

              (a) Services. Your services hereunder during the Consulting Period shall consist of providing sales and marketing advice and consultation to the Company, assistance in developing and implementing key customer strategies, assisting the Company to maintain its key customer relationships through periodic customer visits, as well as providing periodic advice and consultation regarding Company operational matters including lean manufacturing and related continuous improvement programs and such other services mutually agreed to by you and the Company (the "Consulting Services"). At all times the Consulting Services shall be non-exclusive and you shall only be required to devote so much time as is reasonably necessary to discharge the Consulting Services; provided, however, that in no event will the Consulting Services provided during each year of the Consulting Period (when combined with your services as a member of the Board of Directors of the Company (the "Board")) represent 30% or more of the services you rendered, on average, to the Company during the three years prior to the Effective Date.

              (b) Service Standards. You shall perform the Consulting Services in a commercially reasonable manner. In no event shall you have any liability to the Company arising out of or related to your performance of the Consulting Services except to the extent it arises directly by reason of your gross negligence or willful misconduct in performing such Consulting Services.

              (c) Expenses. During the Consulting Period the Company shall:



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              (i) provide you with an office at its Longwood, Florida facility or such other location otherwise reasonably specified by you; and

              (ii) provide you with a full time assistant; and

              (iii) provide you with travel in accordance with the Company's policy regarding Authorization and Limitation on Officer Travel as in effect on the Effective Date; and

              (iv) pay or reimburse you for reasonable out-of-pocket expenses incurred in connection with your performance of the Consulting Services in accordance with past practices; provided, however, that in no event shall reimbursement occur after March 15th of the year following the year in which expenses are incurred.

              3. Nature of the Relationship.

              (a) Independent Contractor. You acknowledge that the Consulting Services shall be performed in the capacity of an "independent contractor," that you are solely responsible for your actions or inactions, and that nothing in this Consulting Agreement shall be construed to create an employment relationship between the parties. You agree that, with respect to the Consulting Services provided hereunder, you are not an employee of the Company for any purpose, including, without limitation: (i) for federal, state or local tax, employment, withholding or reporting purposes; or (ii) for eligibility or entitlement to any benefit under any of the Company's employee benefit plans (including, without limitation, those plans that are subject to the Employee Retirement Income Security Act of 1974, as amended), incentive, compensation or other employee programs or policies.

              (b) Code of Conduct. During the Consulting Period, you shall comply with the Company's Code of Conduct and its Delegation of Authority, each as in effect from time to time (as if you were a non-management employee with respect to the Delegation of Authority Policy).

              (c) Payment of Taxes. You shall be responsible for and shall maintain adequate records of expenses that you incur in the course of performing the Consultant Services hereunder and shall be solely responsible for and shall file, on a timely basis, tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to your performance of the Consultant Services. Neither federal, state nor local income tax of any kind shall be withheld or paid by the Company with respect to any amount paid to you pursuant to this Consulting Agreement. You agree that you are responsible for withholding and paying all employment taxes and income withholding taxes as required, with respect to you.

              (d) Indemnification. To the fullest extent permitted under applicable laws, rules and regulations and the Company's applicable corporate governance documents, the Company agrees to indemnify and hold you harmless from any loss or liability, cost and expense (including, but not limited to, reasonable attorney's fees) incurred by you as a result of you being made a party to any action or proceedings by reason of your provision of the Consulting Services.



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              4. Consulting Fees. During the Consulting Period, you shall receive a consulting fee of $263,300 per calendar year (the "Fees"), payable in monthly installments in arrears on the last day of the month (pro-rated for partial months).

              5. Effect of Death or Disability. In the event of your death or Disability (as defined in the Company's long term disability plan), your shall no longer be required to perform the Consulting Services pursuant to this Agreement and you or your estate or beneficiaries, as applicable, shall be entitled to a lump sum payment equal to the amount of Fees payable to you for the remainder of the Consulting Period. The lump sum payment shall be made within ten (10) business days following the effective date of your termination.

              6. Termination of Agreement. This Agreement cannot be amended, modified or terminated without the prior written consent of both parties hereto.

              7. Proprietary Rights and Non-Competition.

              You acknowledge that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby covenants as follows:

              (a) Confidentiality. You will maintain in confidence and will not disclose or use, either during or after the Consulting Period, any proprietary or confidential information or know-how belonging to the Company ("Proprietary Information" hereinafter defined), whether or not in written form, except to the extent required to perform duties on behalf of the Company. For purposes of this Agreement, "Proprietary Information" shall mean any information, not generally known to the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by you in connection with this Agreement. Such Proprietary Information includes, without limitation, software, technical and business information relating to the Company's inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customers, marketing and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to your performance under this Agreement, and any other information which is identified as confidential by the Company, but only so long as the same is not generally known in the relevant trade or industry.

              (b) Inventions.

              (i) Definition of Inventions. For purposes of this Agreement, "Inventions" shall mean any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions shall include, without limitation, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

              (ii) Disclosure and Assignment of Inventions. You will promptly disclose and describe to the Company all Inventions which you may solely or jointly conceive, develop, or reduce to practice during the Consulting Period (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company's



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

         business or actual or demonstrably anticipated research or development,
         (ii) which were developed, in whole or in part, on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work performed by you for the Company (the "Company's Inventions"). You hereby assign to the Company all of your right, title and interest world-wide in and to the Company's Inventions and in all intellectual property rights based upon the Company's Inventions; provided, however, that you do not assign or agree to assign any Inventions, whether or not relating in any way to the Company's business or demonstrably anticipated research and development, which were developed by you independently during the Consulting Period and not under the conditions stated in subparagraph (ii) above.

              (c) Documents and Materials. Upon termination of this Agreement or at any other time upon the Company's request, you will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to you by the Company, prepared by you for the Company or otherwise relating to the Company's business, including, without limitation, all written and tangible material in your possession incorporating any Proprietary Information.

              (d) Competitive Services. During the Consulting Period and for a period of two (2) years thereafter (collectively, the "Restricted Period"), you will not engage in any employment, consulting, or other activity in any business competitive with the Company without the Company's prior written consent, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 7(d) shall preclude you from serving as a director of any other corporation.

              (e) Non-Solicitation. During the Restricted Period, you will not solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company.

              (f) Acts to Secure Proprietary Rights.

              (i) Further Acts. You agree to perform, during and after the Consulting Period, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company's Inventions. Such acts may include, without limitation, execution of documents and assistance or co-operation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

              (ii) Appointment of Attorney-In-Fact. In the event that the Company is unable, for any reason whatsoever, to secure your signature to any lawful and necessary document required to apply for or execute any patent, copyright or other applications with respect to any of the Company's Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or



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         other rights thereon with the same legal force and effect as if executed by him, intending hereby to create a so-called "durable power" which will survive any subsequent disability.

              (g) Corporate Opportunities. You agree that you will first present to the Board, for its acceptance or rejection on behalf of the Company, any opportunity to create or invest in any company which is or will be involved in equipping or furnishing airplane cabin interiors, which comes to your attention during the Consulting Period and in which you, or any of your affiliates, might desire to participate. If the Board rejects the same or fails to act thereon in a reasonable time, you shall be free to invest in, participate or present such opportunity to any other person or entity.

              (h) Remedies. Without intending to limit the remedies available to the Company, including, but not limited to, those set forth in this Section 7, you agree that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining you from engaging in activities prohibited by the covenants contained in this Section 7 or such other relief as may be required specifically to enforce any of the covenants contained in this Section 7. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any arbitration proceeding.

              8. Miscellaneous.

              (a) Section 409A.

              (i) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or if any tax is imposed under such Section 409A on any payment to be received by you hereunder, this Agreement or any provision hereof may be reformed by you, subject to the consent of the Company which consent shall not be unreasonably withheld, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code. You also agree in good faith to consider any such reformation proposed by the Company.

              (ii) If any amount payable to or other benefit receivable by you pursuant to this Agreement is subject to taxes pursuant to Section 409A, you shall be paid by the Company an amount (the "Gross-Up Amount") in cash equal to the sum of the taxes payable under Section 409A by you plus all taxes payable on amounts paid pursuant to this
         Section 8(a) plus all other amounts (if any) necessary to put you in the same after-tax position as if no taxes under Section 409A had been imposed and no payments had been made pursuant to this Section 8(a). Whether a payment or benefit results in the imposition of tax and the amount of any payment under this Section 8(a) shall be determined by a nationally recognized certified public accounting firm designated by the Company. All fees and expenses of such accounting firm shall be paid by the Company.



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                   You shall notify the Company in writing of any claim by the
         Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Amount in addition to that previously paid by the Company pursuant to this Section 8(a). Such notification shall be given as soon as practicable but no later than fifteen (15) business days after you are informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid, provided that any failure to give or delay in giving such notice shall not affect the Company's obligations hereunder except to the extent that the Company is actually prejudiced by such failure or delay. You shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                   (1) give the Company any information reasonably requested by it relating to such claim;

                   (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                   (3) cooperate with the Company in good faith in order to
              effectively contest such claim; and

                   (4) permit the Company to participate in any proceedings
              relating to such claim;

         provided, however, that the Company shall pay directly, and shall indemnify you against, all costs and expenses (including additional interest and penalties) incurred in connection with such contest.

              (b) Entire Agreement. This Consulting Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and you, but excluding the Retirement Agreement, effective as of December 31, 2005, between you and the Company.

              (c) Governing Law. This Consulting Agreement will be governed by and construed in accordance with the laws of Florida, without giving effect to the conflicts of laws principles thereof.

              (d) Separability of Clauses. Each provision of this Consulting Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Consulting Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Consulting Agreement.



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              (e) Headings. The descriptive headings in this Consulting
Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

              (f) Counterparts. This Consulting Agreement may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same agreement.

              (g) Signatures. Each party's signature on the lines below constitutes his or its agreement with each provision contained in this Consulting Agreement.




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              IN WITNESS WHEREOF, the Company has caused this Consulting
Agreement to be duly executed and you have hereunto set his hand, as of the day and year first above written.


                                     BE AEROSPACE, INC.


                                     By: /s/ Thomas P. McCaffrey
                                         ---------------------------------------
                                         Name:  Thomas P. McCaffrey
                                         Title: Chief Financial Officer


AGREED TO AND ACCEPTED BY:


/s/ Robert J. Khoury
------------------------------
Robert J. Khoury





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